Exhibit 4.1
SUPPLEMENTAL INDENTURE NO. 1 TO INDENTURE
THIS SUPPLEMENTAL INDENTURE NO. 1, dated as of August 27, 2019 (this "Amendment"), amends the Indenture (the "Indenture") between Intel Corporation (the "Company") and Wells Fargo Bank, National Association (the "Trustee"), dated as of July 27, 2009, pursuant to which the Company issued its 3.25% Junior Subordinated Convertible Debentures due 2039 (the "Notes"). Capitalized terms used but not defined herein have the respective meanings set forth in the Indenture.
WHEREAS, Section 9.01(a)(iii) specifies that “a Holder may surrender its Securities for conversion if the Company calls such Securities for redemption as provided in Article 7, at any time prior to the close of business on the third Scheduled Trading Day immediately preceding the Redemption Date;”
WHEREAS, Section 7.03(v) of the Indenture contains a defect with respect to the required contents of a Redemption Notice because it uses the words “the Business Day immediately preceding the Redemption Date” rather than “the third Scheduled Trading Day immediately preceding the Redemption Date”;
WHEREAS, Section 15.01(i) of the Indenture provides “Without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes: (i) to cure any ambiguity or correct any inconsistent or otherwise defective provision contained herein, so long as such action does not adversely affect to a material extent the interests of the Holders; provided that any such action made solely to conform the provisions of this Indenture to the description thereof contained in the final offering memorandum dated July 21, 2009, shall be deemed not to adversely affect the interests of the Holders;” and
WHEREAS, the final offering memorandum dated July 21, 2009 provides that a Holder may surrender its Securities for conversion if the Company calls such Securities for redemption at any time prior to the close of business on the third Scheduled Trading Day immediately preceding the Redemption Date.
WHEREAS, the Company has duly authorized the execution and delivery of this Supplemental Indenture;
WHEREAS, the Company has requested and hereby direct that the Trustee join with the Issuer and in the execution of this Supplemental Indenture; and
WHEREAS, all things necessary have been done to make this Supplemental Indenture a valid and binding agreement of the Company.

NOW, THEREFORE, the parties hereto agree as follows for the benefit of each other and for the ratable benefit of the Holders of the Notes:
Section 1.01. Definition of Terms. All capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. The rules of interpretation set forth in the Indenture shall be applied here as if set forth in full herein
Section 1.02. Amendment. Section 7.03(v) of the Indenture is hereby amended and restated in its entirety as follows:
“that Securities called for redemption may be converted at any time before the close of business on the third Scheduled Trading Day immediately preceding the Redemption Date.”
Section 2.01. Effect of Supplemental Indenture. Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the date of this Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Supplemental Indenture.
Section 3.01. Treatment of Indenture. The parties will not treat the this Amendment as a “material modification” (pursuant to Treasury Regulation Section 1.1001-3) of the Indenture for purposes of the “Foreign Accounts Tax Compliance Act”.
Section 4.01. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.
Section 5.01. Multiple Originals. The parties may sign any number of copies of this Amendment. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or .pdf transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or .PDF shall be deemed to be their original signatures for all purposes.
Section 6.01. Trustee's Disclaimer. The Trustee makes no representation as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture, or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture No. 1 to the Indenture to be duly executed as of the date first written above.

INTEL CORPORATION,

By: /s/Ravi Jacob	Name: Ravi Jacob
Title: Vice President and Treasurer

WELLS FARGO BANK, National Association, as Trustee

By: /s/Maddy Hughes	Name: Maddy Hughes
Title: Vice President